Exhibit 99.1

Applied Optoelectronics Reports Preliminary Fourth Quarter 2014 Revenue

Sugar Land, TX, January 13, 2015 – Applied Optoelectronics, Inc. (NASDAQ: AAOI), a leading provider of fiber-optic access network products for the cable broadband, internet data center, and fiber-to-the-home markets, today announced preliminary revenue for the fourth quarter and year ended December 31, 2014.

The company currently expects fourth quarter 2014 revenue to be in the range of $36.0 million to $36.4 million, compared with the prior outlook of $39.5 million to $41.5 million. The company currently expects its fourth quarter non-GAAP gross margin to exceed its prior guidance of 33.5% to 34.5%.

Dr. Thompson Lin, Applied Optoelectronics, Inc. (AOI) founder and CEO, commented, “Customer demand remained very strong in the fourth quarter, generating a book-to-bill ratio over 1.7 for the period. However, we identified a quality issue with certain optical receiver sub-assembly components sourced from an external supplier and therefore we were unable to ramp production levels for our new 40G data center transceivers as planned, and this temporary supply problem impacted our revenue results for the quarter. Our team identified this issue quickly during production and is working closely with the supplier to increase yields of this newly developed technology.”

The above information is preliminary and subject to Applied Optoelectronics’ normal year-end accounting close process and audit, therefore, actual results may vary from these preliminary results. The company will provide the date and details for its fourth quarter 2014 financial results conference call in a future announcement.

Forward-Looking Information

This press release contains forward-looking statements. These forward-looking statements involve risks and uncertainties, as well as assumptions and current expectations, which could cause the company's actual results to differ materially from those anticipated in such forward-looking statements. These risks and uncertainties include but are not limited to: reduction in the size or quantity of customer orders; change in demand for the company's products due to industry conditions; changes in manufacturing operations; volatility in manufacturing costs; delays in shipments of products; disruptions in the supply chain; change in the rate of design wins or the rate of customer acceptance of new products; the company's reliance on a small number of customers for a substantial portion of its revenues; potential pricing pressure; a decline in demand for our customers products or their rate of deployment of their products; general conditions in the CATV, internet data center or FTTH markets; changes in the world economy (particularly in the United States, and China); the negative effects of seasonality; and other risks and uncertainties described more fully in the company's documents filed with or furnished to the Securities and Exchange Commission. More information about these and other risks that may impact the company's business are set forth in the "Risk Factors" section of the company's quarterly and annual reports on file with the Securities and Exchange Commission. In some cases, you can identify forward-looking statements by terminology such as ''may,'' ''will,'' ''should,'' ''expects,'' ''plans,'' ''anticipates,'' ''believes,'' or ''estimates" or by other similar expressions that convey uncertainty of future events or outcomes. You should not rely on forward-looking statements as predictions of future events. All forward-looking statements in this press release are based upon information available to us as of the date hereof, and qualified in their entirety by this cautionary statement. Except as required by law, we assume no obligation to update forward-looking statements for any reason after the date of this press release to conform these statements to actual results or to changes in the company's expectations.

About Applied Optoelectronics

Applied Optoelectronics, Inc. (AOI) is a leading developer and manufacturer of advanced optical products, including components, modules, and equipment. AOI's products are the building blocks for broadband fiber access networks around the world, where they are used in the CATV broadband, internet datacenter, and fiber-to-the-home markets. AOI supplies optical networking lasers, components and equipment to tier-1 customers in all three of these markets. In addition to its corporate headquarters, wafer fab and advanced engineering and production facilities in Sugar Land, TX, AOI has engineering and manufacturing facilities in Taipei, Taiwan and Ningbo, China. For additional information, visit www.ao-inc.com.

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SOURCE: Applied Optoelectronics, Inc.

Investor Relations Contacts:

The Blueshirt Group, Investor Relations

Maria Riley

+1-415-217-7722

ir@ao-inc.com